Exhibit (a)(5)(vii)

Capnia Announces Commencement of Series B Warrant Exchange Offer

REDWOOD CITY, Calif., June 25, 2015 — Capnia, Inc. (Nasdaq: CAPN), focused on the development of novel products based on its proprietary technologies for precision metering of gas flow, today announced that its previously filed Registration Statement on Form S-4 in connection with the exchange offer for the cash exercise of Series B Warrants in exchange for common stock and a Series C Warrant was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on June 25, 2015 and that, effective June 25, 2015, it has launched a tender offer for its remaining Series B Warrants outstanding.

Under terms of the exchange offer, each of Capnia’s Series B warrant holders who validly tender their Series B Warrants will have the opportunity to receive, in addition to the underlying shares of common stock issuable on the exercise of such Series B Warrants, which exercise will occur upon the acceptance of the tendered Series B Warrants, Series C Warrants that are exercisable at $6.25 per share. The Series C warrants are exercisable for the number of shares of Common Stock underlying the Series B Warrants that were tendered by such holders, are immediately exercisable upon issuance and until March 4, 2020, and do not include the cashless exercise feature that was contained in the Series B Warrant that results in an increasing number of shares of Common Stock issuable without consideration as the price of Capnia’s common stock decreases.

The warrant exchange offer will be open for at least twenty business days starting on June 25, 2015 and is scheduled to expire on July 24, 2015 at 5:00 p.m., New York City time, unless the exchange offer is extended or earlier terminated by the Company at its sole discretion. The terms and conditions of the offer are set forth in the Prospectus related to the exchange offer, the Letter of Transmittal and the other related offering materials that are being distributed to the holders of the Series B warrants. To participate in the offer, holders of Series B warrants must tender their warrants in accordance with the instructions included in the offering materials prior to the expiration of the offer.

A copy of the offering materials for the warrant exchange offer may be obtained from D.F. King & Co., Inc., the information agent for the offer. Please contact the information agent with any questions regarding the offer at (800) 814-4284 (brokers should call 212-493-3910).

No Offer or Solicitation

This announcement is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to tender any warrants. The solicitation of offer to tender warrants in exchange for shares will be made pursuant to the Prospectus related to the exchange offer filed with the Securities and Exchange Commission (“SEC”) on June 25, 2015, as it may be amended or supplemented, the related Letter of Transmittal and other related documents that Capnia is sending to its warrant holders.

Important Additional Information Has Been Filed with the SEC

Security Holders are urged to read the Prospectus related to the exchange offer and other relevant documents filed with the SEC, because they contain important information about the warrant exchange offer and related matters. Security holders may obtain free copies of the Prospectus related to the exchange offer and other documents filed with the SEC by Capnia through the website maintained by the SEC at www.sec.gov. In addition, copies of the Prospectus/Offer to Exchange and other documents filed with the SEC by Capnia will be available free of charge on Capnia’s website at www.capnia.com or by contacting the information agent for the offer.

About Capnia

Capnia, Inc. develops and commercializes novel products based on its proprietary technologies for precision metering of gas flow. Capnia’s lead product CoSense® is based on the Sensalyze™ Technology Platform. It is a portable, non-invasive device that rapidly and accurately measures carbon monoxide (CO) in exhaled breath. CoSense has 510(k) clearance for sale in the U.S. and has received CE Mark certification for sale in the European Union. CoSense is used for the monitoring of CO from internal sources (such as hemolysis, a dangerous condition in which red blood cells degrade rapidly), as well as external sources (such as CO poisoning and smoke inhalation). The initial target market is newborns with jaundice that are at risk for hemolysis, comprising approximately three million births in the U.S. and European Union. Capnia’s proprietary therapeutic technology uses nasal, non-inhaled CO2 and is being evaluated to treat the symptoms of allergies, as well as the trigeminally mediated pain conditions such as cluster headache, trigeminal neuralgia and migraine.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned product development and clinical trials and that measuring ETCO may be an effective way to identify pathological hemolytic conditions.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation. As a result of these factors, we cannot assure you that the forward-looking statements in this presentation will prove to be accurate. Additional factors that could materially affect actual results can be found in Capnia’s Form 10-K filed with the Securities and Exchange Commission on March 13, 2015, including under the caption titled “Risk Factors.” Capnia expressly disclaims any intent or obligation to update these forward looking statements, except as required by law.

CONTACTS:

Capnia Contact:

David O’Toole

Chief Financial Officer

Capnia, Inc.

(650) 353-5146

dotoole@capnia.com

Investor Relations Contacts:

Michelle Carroll/Susie Kim

Argot Partners

(212) 600-1902

michelle@argotpartners.com

susan@argotpartners.com